Exhibit (a)(1)(v)

Offer to Purchase For Cash

by

THE PROGRESSIVE CORPORATION

of

Up to 17,100,00 of its Common Shares at a Purchase Price of

Not Greater Than $88.00 Nor Less Than $78.00 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 12:00 MIDNIGHT, NEW YORK CITY TIME, FRIDAY, OCTOBER 15, 2004,
UNLESS THE TENDER OFFER IS EXTENDED.

September 14, 2004

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

      We have been appointed by The Progressive Corporation, an Ohio corporation (the “Company”), to act as Dealer Manager in connection with the Company’s offer to purchase up to 17,100,000 of its common shares, $1.00 par value, at a price not greater than $88.00 nor less than $78.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase dated September 14, 2004 (the “Offer to Purchase”) and the related Letter of Transmittal (which, as may be amended or supplemented from time to time, together constitute the tender offer).

      The Company will determine a single per share price, not greater than $88.00 nor less than $78.00 per share, that it will pay for the common shares properly tendered and not properly withdrawn pursuant to the tender offer taking into account the number of common shares so tendered and the prices specified by tendering shareholders. The Company will determine the lowest purchase price that will allow it to purchase 17,100,000 common shares (subject to the Company’s right to purchase additional shares described below), or such lesser number as are properly tendered and not properly withdrawn, pursuant to the tender offer. The Company will purchase all common shares validly tendered at prices at or below the purchase price and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the Offer to Purchase.

      Common shares tendered at prices in excess of the purchase price and common shares not purchased because of proration or conditional tenders will be returned at the Company’s expense to the shareholders who tendered such shares promptly after the Expiration Date (as defined in the Offer to Purchase).

      As described in the Offer to Purchase, if more than 17,100,000 common shares are tendered in the tender offer at prices not greater than $88.00 and not less than $78.00 per share, the Company reserves the right to purchase up to an additional 2% of its outstanding common shares, or approximately 4,400,000 shares, without extending the tender offer, subject to applicable legal requirements. The Company further reserves the right to determine a higher per share purchase price, within the $78.00 to $88.00 range, if necessary to acquire the number of additional shares which it determines in its discretion to purchase. The Company’s election to purchase additional shares will not cause the purchase price to decrease, but the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase may still apply. In any event, the Company will acquire all shares acquired in the tender offer at the determined purchase price, regardless of whether the shareholder tendered at a lower price. See Section 1 of the Offer to Purchase.

      As described in the Offer to Purchase, if fewer than all common shares properly tendered at or below the purchase price and not properly withdrawn are to be purchased by the Company, the Company will purchase tendered shares in the following order of priority:

•	First, from all shareholders who own “odd lots” (persons who own an aggregate of fewer than 100 common shares) who properly tender and do not properly withdraw all of such shares at or below the purchase price determined by the Company (partial tenders will not qualify for this preference);

•	Second, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, on a pro rata basis from all other shareholders who properly tender common shares at or below the purchase price determined by the Company; and

•	Third, only if necessary to permit the Company to purchase 17,100,000 common shares (or such greater number of shares as the Company may elect to purchase subject to applicable law) from holders who have tendered shares at or below the purchase price on the condition that at least a specified minimum number of such holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose common shares are conditionally tendered must have tendered all of their shares at or below the purchase price determined by the Company. See Section 6 of the Offer to Purchase.

      For your information, and for forwarding to your clients for whom you hold common shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase dated September 14, 2004;

2.	Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

3.	Notice of Guaranteed Delivery to be used to accept the tender offer if the common shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.	Letter dated September 14, 2004 from the Company to its shareholders;

5.	A form of letter that you may send to your clients for whose accounts you hold common shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender offer; and

6.	Return envelope addressed to National City Bank, the Depositary, for your use only.

      CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 7 OF THE OFFER TO PURCHASE.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 15, 2004, UNLESS THE OFFER IS EXTENDED.

      For common shares to be properly tendered pursuant to the tender offer, (1) the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary, or (2) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

      The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent as described in the Offer to Purchase) for soliciting tenders of common shares pursuant to the tender offer. Upon request, however, the Company will reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of common shares pursuant to the tender offer, subject to Instruction 7 of the Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Company, Morrow & Co., Inc., the Information Agent for the tender offer, or the Depositary for the purpose of the tender offer.

      The Board of Directors of the Company has approved the tender offer. However, none of the Company, its Board of Directors or the Dealer Manager makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares for purchase, or as to the price or prices at which shareholders should choose to tender their shares. Shareholders must make their own decisions as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which they should tender such shares.

      Any inquiries you may have with respect to the tender offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

J.P. Morgan Securities Inc.

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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